Filed Pursuant to Rule 433

Registration No. 333-275173

FINAL TERM SHEET

Dated October 30, 2023

6.200% Notes due 2028

6.875% Notes due 2033

Issuer:	Altria Group, Inc.

Guarantor:	Philip Morris USA Inc.

Aggregate Principal Amount:	2028 Notes: $500,000,000 2033 Notes: $500,000,000

Maturity Date:	2028 Notes: November 1, 2028 2033 Notes: November 1, 2033

Coupon:	2028 Notes: 6.200% 2033 Notes: 6.875%

Interest Payment Dates:	2028 Notes: Semi-annually on May 1 and November 1, commencing May 1, 2024 2033 Notes: Semi-annually on May 1 and November 1, commencing May 1, 2024

Price to Public:	2028 Notes: 99.801% of principal amount 2033 Notes: 99.736% of principal amount

Benchmark Treasury:	2028 Notes: 4.875% UST due October 31, 2028 2033 Notes: 3.875% UST due August 15, 2033

Benchmark Treasury Yield:	2028 Notes: 4.797% 2033 Notes: 4.862%

Spread to Benchmark Treasury:	2028 Notes: +145 bps 2033 Notes: +205 bps

Yield to Maturity:	2028 Notes: 6.247% 2033 Notes: 6.912%

Optional Redemption:

2028 Notes: Make-whole call at T+25 bps prior to October 1, 2028; par call on or after
October 1, 2028

2033 Notes: Make-whole call at T+35 bps prior to August 1, 2033; par call on or after August 1, 2033

Trade Date:	October 30, 2023

Settlement Date (T+2):	November 1, 2023

CUSIP / ISIN:	2028 Notes: CUSIP: 02209S BQ5 ISIN: US02209SBQ57 2033 Notes: CUSIP: 02209S BR3 ISIN: US02209SBR31

Listing:	None.

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Mizuho Securities USA LLC

Senior Co-Managers:

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	Academy Securities, Inc. CastleOak Securities, L.P. Seelaus & Co., Inc.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement each with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, that preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement upon your request by calling Barclays Capital Inc. toll free at 1-888-603-5847; Citigroup Global Markets Inc. toll free at 1-800-831-9146; or Mizuho Securities USA LLC toll free at 1-866-271-7403.